EXHIBIT 99.1

Heat Biologics Announces Completion of Acquisition of Pelican Therapeutics

Acquisition Brings $15.2 Million CPRIT Grant to Fund 70-Patient Phase 1 Trial

DURHAM, NC / ACCESSWIRE / May 1, 2017 / Heat Biologics, Inc. ("Heat") (NASDAQ: HTBX), a leader in the development of immunotherapies designed to activate a patient's immune system against cancer, announced that the company has completed the acquisition of an 80% controlling interest in Pelican Therapeutics, Inc. ("Pelican"). Headquartered in Austin, Texas, Pelican is a privately held immuno-oncology company focused on developing agonists to TNFRSF25, a differentiated and potentially best-in-class T cell costimulatory receptor. Heat also announced its appointment of industry veteran and Pelican board member Rahul Jasuja, Ph.D., as new Chief Executive Officer of the Pelican subsidiary.

"We are pleased to complete the acquisition of Pelican, to expand our reach within immuno-oncology," stated Jeff Wolf, Heat's Founder and CEO. "Pelican's two product candidates strengthen our portfolio in the emerging T cell activation space. Pelican's T cell co-stimulator, PTX-25, in combination with Heat's ImPACT/ComPACT platform, has the potential to dramatically improve the durability of responses by stimulating the production of 'memory' CD8+ T cells. The acquisition also brings a $15.2 million grant awarded by the Cancer Prevention and Research Institute of Texas (CPRIT) to advance multiple products through preclinical development and at least one program through a 70 patient Phase 1 clinical trial."

"Furthermore, we are pleased to welcome Dr. Jasuja as new CEO of the Pelican subsidiary. As a board member, he made significant contributions advancing the business strategy and preclinical activities and we believe he is ideally suited to lead the new Pelican subsidiary moving forward."

About Heat Biologics, Inc.

Heat Biologics, Inc. (NASDAQ: HTBX) is an immuno-oncology company developing novel therapies that are designed to activate a patient's immune system against cancer. Heat has generated highly specific T cell-stimulating therapeutic vaccine platform technologies, ImPACT and ComPACT. These technologies, in combination with other therapies, such as checkpoint inhibitors, are designed to address three distinct but synergistic mechanisms of action: robust activation of CD8+ "killer" T cells (one of the human immune system's most potent weapons against cancer); reversal of tumor-induced immune suppression; and T cell co-stimulation to further enhance patients' immune response. Currently, Heat is conducting a Phase 2 trial with HS-110 (viagenpumatucel-L) in combination with an anti-PD-1 checkpoint inhibitor to treat patients with non-small cell lung cancer (NSCLC) and a Phase 2 trial with HS-410 (vesigenurtacel-L) in patients with non-muscle invasive bladder cancer (NMIBC).

Most recently, Heat acquired two T cell costimulators through the acquisition of Pelican Therapeutics, a subsidiary to Heat focused on developing agonists to TNFRSF25, a highly differentiated and potentially best-in-class T cell costimulatory receptor. TNFRSF25 has shown great promise due to its preferential specificity for stimulating the production of "memory" CD8+ T cells, the strongest predictive biomarker of clinical benefit from cancer immunotherapy. T cell costimulatory therapy, when combined with checkpoint inhibitors and other treatments, could significantly improve clinical responses for a broader range of patients. Pelican has conducted extensive preclinical studies and completed humanization of its lead monoclonal antibody, PTX-25.

For more information, please visit www.heatbio.com.

About Pelican Therapeutics

Pelican Therapeutics is a privately held immuno-oncology company focused on developing agonists to TNFRSF25, a differentiated and potentially best-in-class T cell costimulatory receptor. TNFRSF25 has shown great promise due to its preferential specificity for stimulating the production of "memory" CD8+ T cells, the strongest predictive biomarker of clinical benefit from cancer immunotherapy. T cell costimulatory therapy, when combined with checkpoint inhibitors and other treatments, could significantly improve clinical responses for a broader range of patients. Pelican has conducted extensive preclinical studies and completed humanization of its lead monoclonal antibody, PTX-25.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the potential of Pelican's T cell co-stimulator, PTX-25, in combination with Heat's ImPACT/ComPACT platform, to dramatically improve the durability of responses by stimulating the production of 'memory' CD8+ T cells, the contribution expected from Dr. Jasuja and the potential of Heat's ImPACT and ComPACT therapies and Pelican's therapies. These statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat to successfully integrate Pelican and Dr, Jasuja, develop its product candidates and prove them safe and efficacious, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, the company's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the company's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, the company's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel and the other factors described in the company's annual report on Form 10-K for the year ended December 31, 2016 and other filings with the SEC. The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Contact:

For Investor Inquiries:
David Waldman
919-240-7133
Investorrelations@heatbio.com